Exhibit 10.1

EXECUTIVE SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between (ViaSat, Inc., “ViaSat” or the “Company”) and Ronald G. Wangerin (“Employee”), as of the date both parties have signed it below, with respect to the following facts:

A. Employee was employed by the Company as its Vice President and Chief Financial Officer.

B. Employee tendered his resignation as Chief Financial Officer and Vice President on August 17, 2012, and the Company and Employee have mutually agreed to a transition service period and at the end of such transition service period to end Employee’s employment with the Company and any subsidiaries. Employee’s last day of employment shall be December 17, 2012 (“Separation Date”). Employee’s membership on any Board of Directors of the Company’s subsidiaries shall also terminate as of August 17, 2012.

C. The Company and Employee wish to settle and resolve all issues between them, including but not limited to, all rights and obligations under any prior written or oral agreements or understandings, and to formalize the mutually agreed terms of Employee’s separation, as described below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned parties as follows:

1. Separation Package.

1.1 Resignation from Position and Transition Services. The Company and Employee have agreed that Employee has resigned from his positions as an officer of the Company and its subsidiaries, to be effective as of August 17, 2012. Employee agrees to cooperate with the Company and to assist the Company in the process of transition to Employee’s successor, and the Company agrees to keep Employee employed until December 17, 2012, as a part of the separation package described below. Up to and including December 17, 2012, Employee shall continue to receive salary paid at such times as are provided in the Company’s normal payroll cycles and at his current base salary rate of $440,000 per year.

1.2 Early Termination. Notwithstanding any other provision of this Agreement, the Company reserves the right to change the Separation Date to an earlier date with no less than two (2) weeks notice and to cease providing all payments and benefits set forth in the Agreement as of such Separation Date, in the event Employee has materially breached the terms of the Agreement, has engaged in misconduct with respect to his duties hereunder, or that Employee has otherwise engaged in conduct harmful to the Company’s interest including a violation of the confidentiality and cooperation clauses herein. The Company currently has no reason to believe that Employee has engaged in any conduct that would result in early termination.

1.3 Separation Payment. The Company agrees to provide Employee with a separation payment in the total gross amount of Two Hundred Ninety Three Thousand, Three Hundred Thirty Three Dollars and Thirty Two Cents ($293,333.32), less all required federal and state tax withholdings (“Separation Payment”). Employee acknowledges and agrees that the Separation Payment and the Benefit Continuation provided below constitutes

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adequate legal consideration for the promises and representations made by him in this Agreement. The Separation Payment will be made over the course of Eight (8) months, in the amount of Thirty Six Thousand Six Hundred and Sixty Six Dollars and Sixty Six Cents ($36,666.66) per month, beginning on the first payday following the Separation Date (“Separation Period”).

1.4 Benefit Continuation. If Employee elects COBRA continuation coverage by February 16, 2013 for group medical and/or dental benefits, the Company at its expense, shall pay for the continuation of such coverage at their current levels until the earlier of (a) 18 months from the Separation Date or (b) full time employment of Employee at another company (“Benefit Continuation Period”). During this time period, Employee will be responsible for paying any co-pay and other contributions in the same percentage and amounts for coverage that he is presently paying. After the Benefit Continuation Period, Employee will be responsible for paying the full amount of the premium to continue such benefits under the provisions of COBRA (if available).

2. Release Consideration. Within thirty (30) days of the Separation Date, Employee agrees in consideration of $100,000 of additional separation payments payable by the Company to Employee to execute an additional release agreement consistent with the terms herein (including a release related to Older Workers’ Benefit Protection Act).

3. Equity Interests. Employee shall maintain all existing ownership of stock or stock options in the Company. Pursuant to the terms of the Company’s 1996 Equity Participation Plan (as amended), Employee shall have ninety (90) days from Separation Date to exercise any vested options. The payments made to Employee under Paragraphs 1 and 2 of this Agreement shall not extend the option vesting period.

4. General Release.

4.1 Employee unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, attorneys, successors and assigns of the Company (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law including, but not limited to, any losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company, or the termination of Employee’s employment. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of the California Labor Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. However, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits, claims under California Labor Code §2802, or any other claims that cannot lawfully be waived by this Agreement. This release shall also not affect or diminish Employee’s rights to coverage under any applicable insurance policies of the Corporation or its officers and directors, Employee’s rights under the Company’s equity plans except as modified herein, nor rights under any Company 401 (k) Plan.

4.2 Employee acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

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4.3 Employee declares and represents that he intends this Agreement to be final and complete and not subject to any claim of mistake. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

4.4 Employee expressly waives his right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein.

5. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee understands that he is a “creditor” within the meaning of Section 1542.

6. Representation Concerning Filing of Legal Actions and Absence of Accounting Irregularities and Disputes.

6.1 Employee represents that, as of the date of this Agreement, he has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court of law. Employee further agrees that, to the fullest extent permitted by law, he will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

6.2 Employee represents that, as of the date of this Agreement, he has no knowledge of: (a) any fraud that has been perpetrated by the Company, or any such alleged or suspected fraud, (b) any materially improper or incorrect accounting positions, policies or practices with respect to the Company’s financial statements, (c) any material disputes or disagreements with Company management or the Company’s auditors with respect to the Company’s financial statements, accounting policies or practices, or (d) any material violation of any Securities and Exchange Commission rule or regulation, including but not limited to Sarbanes-Oxley related regulations.

7. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct, nor any claim that the other party has acted wrongly or in breach of any legal obligation. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

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8. Insurance. Nothing in this Agreement shall affect in any way Employee’s rights of indemnification and directors and officers liability insurance coverage provided to Employee pursuant to the Company’s by-laws, Employee’s indemnification agreement, and/or pursuant to any other agreements or policies in effect prior to the effective date of the Separation Date, which shall continue in full force and effect, in accordance with their terms, following Separation Date.

9. Proprietary and Confidential Company Information. Employee acknowledges and agrees that by reason of Employee’s position with the Company, Employee has been given access to confidential or proprietary documents, materials or information regarding the Company’s products, research, business affairs, and personnel matters, which Employee acknowledges and agrees are of a highly sensitive and confidential nature and considered trade secrets and/or proprietary to the Company. Such information, documents and materials may include, without limitation, trade secrets, inventions, research, plans, proposals, marketing and sales programs, financial projections, cost summaries, pricing formulas and all concepts or ideas, materials or information related to the products, research, business or sales of the Company or the Company’s customers or business partners, as well as the Company’s personnel matters, which has not previously been released to the public at large by an authorized representative of the Company. Employee represents that he has held all such information confidential and will continue to do so, and that Employee will not use such confidential or proprietary information and/or documents for any purpose, specifically including use for any business in the same industry as the Company or in competition with the Company. Employee understands that this obligation of confidentiality continues even after Employee is no longer employed by the Company. Employee also hereby reaffirms his agreement to, and all of his obligations under, the Employee Proprietary Information and Inventions Agreement dated August 7, 2002. The parties expressly incorporate all of the terms and conditions of said agreement into this Agreement.

10. RESERVED

11. Return of Company Property. Employee agrees that on or before August 24, 2012 Employee shall return to the Company all Company proprietary and confidential information in his possession, custody or control, including but not limited to all Company documents, files, folders, correspondence, memoranda, notes, notebooks, drawings, books, records, plans, forecasts, reports, proposals, agreements, financial information, computer-recorded information, as well as all copies thereof, electronic or otherwise.

12. Agreement to Cooperate. As additional consideration for this Agreement, Employee agrees that he will, in good faith and with due diligence, assist in, facilitate and cooperate with the Company and provide information as to matters which he was involved, or has information on, while Employee was an Employee of the Company, including but not limited to any matters that may become the subject of an action, investigation, proceeding, litigation or otherwise. Employee shall make himself available, upon reasonable notice, to provide information or assistance over the phone or in person, be interviewed, give sworn testimony and statements, declarations, trial testimony and other such disclosures. Nothing herein is intended or should be construed as requiring anything other than Employee’s cooperation in providing truthful and accurate information. Employee agrees that the separation pay provided under this Agreement shall be adequate compensation for Employee’s cooperation with the Company during the Separation Period. Employee agrees Employee will not intentionally make disparaging, negative or derogatory remarks or comments about Company or any of its officers,

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directors, employees, agents or customers to any other person, firm or entity, except Employee’s legal counsel. Employee further represents and warrants that Employee will not tortuously damage, impair, or interfere with Company’s relationships with its customers (both actual and potential), suppliers, joint venturers, partners, employees, or any other business relationship of Company. This includes, but is not limited to, Company’s existing contractual relationships.

13. Non-Solicitation. Employee agrees that for a period of one year following his Separation Date, he will not directly or indirectly solicit, entice, induce or attempt to induce or influence any employee, independent contractor, vendor, or supplier of the Company to terminate or alter, his or its relationship with the Company, or accept employment at another company, entity, or with Employee.

14. Entire Agreement. Except as expressly stated herein, this Agreement contains the entire agreement between Employee and the Company and supersedes any prior agreement or understanding between the parties (whether oral or written) regarding the subject matters contained herein. Employee acknowledges that no promise has been made to Employee that is not contained in this Agreement.

15. Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Released Parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

16. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

17. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and assigns. Employee shall not assign any of his rights or obligations under this Agreement or any other agreements incorporated herein.

18. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement. This attorneys’ fees provision shall not apply to an action brought by Employee to challenge the enforceability of his waiver of rights under the Age Discrimination in Employment Act.

19. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

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20. Modification. This Agreement may be amended only by a written instrument executed by all parties hereto.

21. Counterparts. This Agreement may be executed in counterparts and shall be binding on all parties when each has signed either an original or copy of this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: August 22, 2012	By:	/s/ Ronald G. Wangerin
Ronald G. Wangerin

ViaSat, Inc.

Dated: August 22, 2012	By:	/s/ Keven K. Lippert
Vice President, General Counsel and Secretary

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